Trillium Asset Management, LLC

Code of Ethics

Updated as of July 2011

INTRODUCTION

This Code of Ethics (the “Code”) was originally adopted by Trillium Asset Management , LLC (“Trillium” or the “Company”) effective November 28, 2005, and has been updated to deal with changing circumstances. This Code pertains to Trillium’s investment advisory and sub-advisory services. This Code establishes standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of a Client may abuse their fiduciary duties to the Client and addresses other types of conflict of interest situations. Definitions of underlined terms are included in Appendix A.

1.	POLICY STATEMENT

The purpose of this Code of Ethics is to set forth certain key guidelines that have been adopted by Trillium as office policy for the guidance of all personnel and to specify the responsibility of all Employees of the Company to act in accordance with their fiduciary duty to Company clients and to comply with applicable federal and state laws and regulations, including, but not limited to, securities laws, governing their conduct. In particular, Employees should be aware of the requirements of the Investment Advisers Act of 1940 (the “Advisers Act”) and Investment Company Act of 1940 (the “Company Act”). Careful adherence is essential to safeguard the interests of the Company and its clients. The Company expects that all Employees will conduct themselves in accordance with high ethical standards, which should be premised on the concepts of integrity, honesty and trust.

As noted, all Employees of the Company must conduct themselves in full compliance with all applicable federal and state laws and regulations concerning the securities industry. In particular, an Employee should be familiar with those laws and regulations governing “insider trading” and fiduciary duties. It is the responsibility of every Employee to know these laws and regulations and to comply with them. If an Employee needs copies of any laws and regulations concerning the securities business or has any questions about the legality of any transaction, the Employee should consult the Company’s Compliance Officer.

Although our fiduciary duties require more than simply avoiding illegal and inappropriate behavior, at a minimum all Employees should be aware that, as a matter of policy and the terms of their employment with the Company, the following types of activities are strictly prohibited:

(1)	Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which the Company or any of its clients is a participant;

(2)	Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements the Company has made to such person, in light of the circumstances under which they are made, not misleading;

(3)	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client; and

(4)	Causing the Company, acting as principal for its own account or for any account in which the Company or any person associated with the Company is a beneficial owner, to sell any security to or purchase any security from a client in violation of any applicable law, rule or regulation of a governmental agency.

Trillium has always held itself and its Employees to the highest ethical standards. While this Code is only one manifestation of those standards, compliance with its provisions is essential. Failure to comply with this Code is a very serious matter and may result in disciplinary action being taken. Such action can include, among other things, private reprimand, disgorgement of profits, suspension or even termination of employment.

Employees must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, Trillium will protect the identity of an Employee who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation.

Retaliation against any Employee who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

2.	WHO IS COVERED BY THIS CODE

The Code applies to all Employees and directors (see Attachment A). As used in this Code, “Employees” includes both independent directors and employees, defined as all fulltime and part-time employees, manager trainees, and interns except as specifically excluded by determination of the Chief Compliance Officer

3.	PROHIBITED TRANSACTIONS

(a)     Prohibition Against Fraudulent Conduct. It is unlawful for Employees to use any information concerning a Security held or to be acquired by a Client, or their ability to influence any investment decisions, for personal gain or in a manner detrimental to the interests of a Client.

(b)     Blackout Period. Employees shall not Purchase or Sell a Covered Security in an account over which they have direct or indirect influence or Control on a day during which they know or should have known a Client has a pending “buy” or “sell” order in that same security unless that order is withdrawn or until that order has been executed. This subsection does not apply to independent directors.

(c)     Additional Blackout Period. No Employee shall Purchase or Sell a Covered Security within ten (10) trading days after an Employee makes a recommendation to add that security to, or delete it from, Trillium’s approved list. As part of the personal transaction pre-clearance process described in Section 4(b), it is imperative that the respective Investment Personnel reject any proposed trade involving an issuer that he or she is actively considering recommending adding to, or deleting from, Trillium’s approved list as a Covered Security. Any profits realized on Purchases or Sales of that security within this proscribed period are subject to being disgorged to a charity. This subsection does not apply to independent directors.

(d)     Blackout Period for Trillium advised mutual fund shares. An Employee shall not be permitted to sell or otherwise transfer, directly or indirectly, shares of any Reportable Fund (mutual fund advised, sub-advised, or underwritten by Trillium or an affiliate) for a period of 60 days from the date of purchase or acquisition of those shares of the mutual fund.

(e)     Blackout Period Exclusions and Definitions. The following transactions shall not be prohibited by this Code and are not subject to the limitations of Sections 3(b), (c) and (d):

transactions

(i)	effected pursuant to an automatic investment plan (however, any transaction that overrides or changes the preset contribution schedule or allocations requires pre-approval)

(ii)	with respect to securities held in accounts over which the Employee has no direct influence or control (such as a blind trust)

(iii)	in direct obligations of the U.S. Government

(iv)	in money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short term debt instruments

(v)	in shares of money market funds

(vi)	in shares of open-ended mutual funds (holdings of and transactions in closed-end funds or funds for which the company or an affiliate serves as investment adviser,, sub-adviser or underwriter must be reported; investments in funds for which the company or an affiliate serves as investment adviser, sub-adviser or underwriter are also subject to 3(d))

(vii)	in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds.

For purposes of Sections 3(b) and (c), and subject to Section 3(g) below, the (i) common stock and any fixed income security of an issuer shall not be deemed to be the same security and (ii) non-convertible preferred stock of an issuer shall be deemed to be the same security as the fixed income securities of that issuer; and (iii) convertible preferred stock shall be deemed to be the same security as both the common stock and fixed income securities of that issuer.

(f)    Other Prohibited Transactions. Employees shall not:

(i)	induce or cause a Client to take action or to fail to take action, for personal benefit rather than for the benefit of the Client;

(ii)	accept anything other than items of de minimis value or any other preferential treatment from any broker-dealer or other entity with which a Client does business;

(iii)	establish or maintain an account at a broker-dealer, bank or other entity through which securities transactions may be effected without written notice to the designated Compliance Officer prior to establishing such an account;

(iv)	use knowledge of portfolio transactions of a Client for one’s personal benefit or the personal benefit of others;

(v)	violate the anti-fraud provisions of the federal or state securities laws;

(vi)	serve on the boards of directors of publicly traded companies, absent prior authorization based upon a determination by the Chief Compliance Officer that the board service would not conflict with the interests of the Client and its shareholders; and

(vii)	directly or indirectly acquire securities in an initial public offering for which no public market in the same or similar securities of the issue has previously existed.

(g)    Corporate Opportunities. Employees shall not take personal advantage of any opportunity properly belonging to a Client.

(h)    Confidentiality. Except as required in the normal course of carrying out their business responsibilities, Employees shall not reveal information relating to the investment intentions or activities of any Client, or securities that are being considered for Purchase or Sale on behalf of any Client.

4.	PERSONAL TRANSACTION PROCEDURES

(a)	Requirement for Pre-clearance. Employees must obtain written pre-clearance from a Compliance Officer designated under Section 7 for the following types of transactions:

•	any securities transaction involving a private placement or an initial public offering.

•

any transaction in securities, other than those listed in Section 3(e) of the Code or shares of exchange-traded funds (ETF’s), for which the purchase or sale price, when aggregated with purchases or sales of the same security within 15 days before or after such transaction, is greater than

$5,000, except that such amount shall be $100,000 in the case of issuers with total market capitalizations in excess of $4 billion.

A form for the purpose of obtaining pre-clearance follows as Attachment C. The Compliance Officer will not grant pre-clearance if the security transaction is not consistent with the provisions of the Code.

Any Employee who has taken a personal position through a private placement will be under an affirmative obligation to disclose that position in writing to the Compliance Officer if they play a material role in Trillium’s subsequent investment decision regarding the same issuer; this separate disclosure must be made even though the employee has previously disclosed the ownership of the privately placed security in compliance with the pre-clearance requirements of this section.

(b)    Pre-Trade Compliance Process. It is the responsibility of Trillium personnel wishing to trade in a Covered Security to follow the following procedures:

(i)	Complete a pre-approval form indicating the name of the Covered Security, its symbol and exchange on which it is traded, purchase or sale, the date, approximate current price, brokerage firm to be used, and the relationship of the personnel with the end beneficiary of the proposed transaction.

(ii)	Obtain signed approval on the pre-approval form from a Trillium trader, , and a Compliance Officer.

(iii)	Approvals must only be granted consistent with Blackout Period provisions specified in Section 3(b), (c) and (d).

(iv)	Approved transactions must be executed within two trading days of approval, or the subject personnel must repeat the procedures.

(v)	Upon execution of the pre-approved transaction, copies of the pre-approval forms containing all signatures must be submitted to Rita Zukauskas for eventual review by a Compliance Officer in accordance with the process proscribed in Section 5(d) and Section 7(a)(iv).

(c)    Exclusions from Pre-Trade Compliance. This section 4 does not apply to independent directors or to trades in Reportable Funds.

Trillium discourages the practice of short-term trading of either covered securities listed on its approved list or open-ended mutual funds for which Trillium or an affiliate serves as adviser, sub-adviser or underwriter. Therefore, it is expected that Employees would not place offsetting trades, such as a buy and a sell, of the same securities or funds within sixty (60) days.

5.	REPORTING REQUIREMENTS

(a)    Reporting. Employees must report the information described in this Section with respect to transactions in any Covered Security in which they have, or by reason of such

transaction	acquire, any direct or indirect Beneficial Ownership. They must report to the designated Compliance Officer.

(b) Exclusions from Reporting. Employees must report all holdings and transactions, except for holdings and transactions in the securities listed in Section 3(e). With the exception of Section 5(f) hereunder (“Certification of Compliance”), Section 5 does not apply to independent directors.

(c) Initial Holding Reports. No later than ten (10) days after a person becomes subject to this Code as set forth in Section 2, he or she must report the following information:

(i)	the title, number of shares and/or principal amount, and CUSIP number or ticker symbol of each Covered Security (whether or not publicly traded) in which the person has any direct or indirect Beneficial Ownership (any holdings of open-ended mutual funds for which Trillium serves as adviser or sub-adviser must also be reported);

(ii)	the holdings reports must be current as of a date not more than forty-five (45) days prior to the individual becoming subject to the Code;

(iii)	the name of any broker, dealer or bank with whom he or she maintained an account in which any securities were held for his or her direct or indirect benefit as of the date he or she became subject to this Code; and

(iv)	the date that the report is submitted.

(d) Quarterly Transaction Reports. On a quarterly basis, each Employee subject to the Code must submit a list of transactions in Covered Securities (whether or not publicly traded) in which the person has, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership. In lieu of a list of all transactions, duplicate copies of all trade confirmations or statements for each of the three months (as long as they contain all the below required information) may be submitted.

(i)	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of each Covered Security involved and the CUSIP number or ticker symbol;

(ii)	the nature of the transaction (i.e., Purchase, Sale or any other type of acquisition or disposition);

(iii)	the price of the Covered Security at which the transaction was effected;

(iv)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	the date that the report is submitted.

Any transactions relating to the Green Century Balanced Fund (the “Fund”) that result from active 401(k) plan Fund allocation choices made during the three-month period must be reported on the quarterly form provided by Rita Zukauskas. This does not include routine investments in the Fund made from payroll deductions over which Employees have no control of the timing. Additionally, any transactions other than periodic automatic dividend and/or capital gain reinvestments in any open-ended mutual funds for which Trillium or an affiliate serves as adviser, sub-adviser or underwriter must be reported on the same quarterly form.

All personal transaction reports or applicable trade confirmations and securities account statements must be submitted to the Chief Compliance Officer no later than thirty (30) days after the end of a calendar quarter1.

(e)    Annual Holdings Reports. Annually, Employees must report the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted):

(i)	the title, number of shares and/or principal amount of each Covered Security (whether or not publicly traded) and/or the Green Century Balanced Fund or any other open-ended mutual funds for which Trillium serves as adviser or sub-adviser in which such person had any direct or indirect Beneficial Ownership and the CUSIP number or ticker symbol;

(ii)	the name of any broker, dealer or bank with whom such person maintains an account in which any securities are held for such person’s direct or indirect benefit; and

(iii)	the date that the report is submitted.

(f)    Certification of Compliance. The Company will supply a copy of this Code and any amendments to each Employee. Employees are required to certify annually (in the form of Attachment B) that they have read and understood the Code and recognize that they are subject to the Code. Further, they are required to certify annually that they have complied with all the requirements of the Code and they have disclosed or reported all personal securities transactions pursuant to the requirements of the Code. Employees are required to promptly report to a Compliance Officer any violations of this Code of which they become aware, including violations by other Employees.

(g)    Account Opening Procedures. Each Employee shall provide written notice to the Chief Compliance Officer prior to opening any personal account with any entity through which any Covered Securities transaction may be effected. In addition, he or she must promptly:

(i)	provide full access to Trillium of any and all records and documents which Trillium considers relevant to any securities transactions or other matters subject to the Code;

(ii)	cooperate with Trillium in investigating any securities transactions or other matter subject to the Code;

(iii)	provide Trillium with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to the Code; and

[1]	disregard if your bank or brokerage firm is already providing duplicate copies to Compliance

(iv)	promptly notify the Chief Compliance Officer or such other individual as Trillium may direct, in writing, from time to time, of any incident of noncompliance with the Code by anyone subject to this Code.

6.	ADMINISTRATION OF THE CODE OF ETHICS

Trillium must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code and to prevent Employees from engaging in unlawful actions. Additionally, with respect to sub-advisory relationships with mutual fund advisers:

(a)	Trillium must submit no less frequently than annually to the board of trustees of the investment company a written report that describes any issues arising under the Code since the previous report to the board of trustees that

i.	includes, but is not limited to, information about material violations of the Code and sanctions imposed in response to any material violations, and

ii.	certifies that Trillium has adopted procedures reasonably necessary to prevent Employees from violating the Code.

(b)	Each supervised Employee must report any violations of this Code promptly to Trillium’s Chief Compliance Officer or to a backup Compliance Officer.

7.	COMPLIANCE OFFICER

Cheryl Smithhas been appointed Chief Compliance Officer of Trillium by the Board of Directors of Trillium. Michelle McDonough has been appointed as Deputy Compliance Officer to act in Ms. Smith’s absence.

(a) Duties of Compliance Officers:

(i)	review all securities transaction reports and maintain the names of persons responsible for reviewing these reports;

(ii)	identify all persons subject to this Code who are required to make these reports and promptly inform each person of the requirements of this Code;

(iii)	approve or disapprove personal transaction requests submitted by Employees in accordance with the procedures stipulated in Section 4;

(iv)	compare, on a quarterly basis, all personal Covered Securities transactions with each security pre-approval form;

(v)	maintain a signed acknowledgment by each person who is then subject to this Code, in the form of Attachment B;

(vi)	review at least annually the adequacy of the Code and the effectiveness of its implementation; and

(vii)	inform persons of their requirements to obtain prior written approval from the Compliance Officer prior to entering into a personal securities transaction.

(b) Potential Trade Conflict. When there appears to be a transaction that conflicts with the Code, the Chief Compliance Officer shall request a written explanation of the person’s transaction. If after post-trade review, it is determined that there has been a violation of the Code, a report will be made by the designated Compliance Officer with a recommendation of appropriate action.

(c) Required Records. The Chief Compliance Officer shall maintain and cause to be maintained:

(i)	a copy of any code of ethics adopted by Trillium which has been in effect during the previous five (5) years in an easily accessible place;

(ii)	a record of any violation of any code of ethics, and of any action taken as a result of such violation, for at least five (5) years after the end of the fiscal year in which the violation occurs;

(iii)	a copy of each report made by anyone subject to this Code as required by Section 4 for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;

(iv)	a list of all persons who are, or within the past five years have been, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics adopted by Trillium, in an easily accessible place;

(v)	a record of any decision, and the reasons supporting the decision, approving the acquisition by Employees of private placements or IPOs for at least five (5) years after the end of the fiscal year in which the approval is granted; and

(vi)	a copy of each Employee’s annual acknowledgment that he or she has received and reviewed this Code.

Trillium Asset Management, LLC Trillium Asset Management, LLC

Code of Ethics

Appendix A — Definitions

(a)    Beneficial Owner shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Employee owns or acquires. A Beneficial Owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.

Indirect pecuniary interest in a security includes securities held by a person’s immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

(b)    Control means the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof Control over the company. This presumption may be rebutted based upon the facts and circumstances of a given situation.

(c)    Covered Security means any security except:

(i) securities acquired pursuant to an automatic investment plan (however, any transaction that overrides or changes the preset contribution schedule or allocations requires pre-approval)

(ii) securities held in accounts over which the Employee has no direct influence or control (such as a blind trust)

(iii) direct obligations of the U.S. Government,

(iv) money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short term debt instruments

(v) shares of money market funds

(vi) shares of open-ended mutual funds for which the Company or an affiliate does not serve as investment adviser, subadviser or underwriter (holdings of and transactions in closed-end funds must be reported), and

(vii) units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds.

(d)    Purchase or sale includes, among other things, the writing of an option to purchase or sell.

(e)    Security held or to be acquired by a Client means

(i)	any Covered Security which has been held by the applicable Client or is being or has been considered by the applicable Client or its investment adviser for Purchase by the applicable Client; and

(ii)	any option to Purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

(f)    Reportable Fund — Any Registered Investment Company advised, subadvised, or underwritten by Trillium or an affiliate.